SUBDIDIARIES OF MEGAMEDIA NETWORKS, INC.

          1.   MegaChannels.com, Inc., a Delaware corporation

          2.   MegaMedia Networks, Inc., a Nevada corporation

          3.   Titan Hosting, Inc., a Delaware corporation